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                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE            Contact:    Stan Steinreich
May 1, 2000                      --------    V.P. of Corporate Relations
                                             (717) 396-2169

                                             Tom Waters
                                             Director of Investor Relations
                                             (717) 396-2216

ARMSTRONG SHAREHOLDERS APPROVE CREATION
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OF HOLDING COMPANY
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NEW CORPORATE STRUCTURE WILL ENABLE GREATER FLEXIBILITY IN FINANCING AND
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DEVELOPING NEW BUSINESSES
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     LANCASTER, PA - Shareholders of Armstrong World Industries (NYSE: ACK)
today approved a plan to establish a holding company that will give the building materials manufacturer greater financial and organizational flexibility to more effectively compete in its global markets.

     The creation of a holding company was one of three key issues shareholders approved at today's annual meeting. The other topics included changes to the terms of the Management Achievement Plan and the re-election of three directors.

     The new entity will be called Armstrong Holdings, Inc. and will become the parent company for Armstrong World Industries, which continues to have the same operations, employees and assets as before. All current Armstrong common stock will be exchanged for Holdings common stock on a share-for-share basis. The corporate governance and dividend policy of the holding company are the same as that of Armstrong World Industries.

     A holding company is a parent company that conducts no business operations itself. It owns stock of operating subsidiaries and may own various investments. Its sources of revenue are cash from its subsidiaries and earnings on any investments it holds.

     A number of companies in the building materials industry are already organized as holdings companies, including USG Corp. and American Standard Companies Inc.

     "Holding companies are increasingly becoming the appropriate structure through which global companies such Armstrong grow. The new structure will better position us to compete more effectively in today's business environment," said Chairman and CEO George A. Lorch.
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     Shareholders also voted on several changes to the company's Management
Achievement Plan covering performance criteria, eligibility to receive awards under the Plan and the award maximum under the Plan. The major change in the program will be a shift from using an Economic Value Added (EVA(R)) model as the sole basis for determining awards under the Achievement Plan, to now also include other performance criteria such as: cash flow, earnings, operating income, return on shareholder's equity and sales. Management proposed the change in order to supplement EVA(R) with other financial criteria that are also directly aligned with investor evaluations of Armstrong's financial performance.

     In other action, shareholders re-elected three directors for terms expiring in 2003: Van C. Campbell, 61, former vice chairman of Corning Inc.; John A. Krol, 63, former chairman of E.I. duPont Nemours and Co.; and David W. Raisbeck, 50, vice chairman of Cargill, Inc.

     This news release contains forward looking statements related to future sales growth and earnings. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the outcome of asbestos-related and other litigation, future sales growth resulting from our investment in research and development, our success in the introduction of new products, interest, foreign exchange and effective tax rates, impacts to international operations caused by changes to intellectual property protections or trade regulations, potential business combinations among our competitors or suppliers, variations in raw material and energy costs, the strength of domestic and foreign end-use markets, product and price competition caused by factors such as worldwide excess industry capacity, the political climate in emerging markets, and the successful integration of our 1998 acquisitions. Additional information on matters which could affect the company's financial results is included in its 1999 annual report and form 10-K

     Armstrong World Industries is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. Based in Lancaster, PA, Armstrong has approximately 18,000 employees worldwide. In 1999, Armstrong's net sales totaled more than $3.4 billion. Additional information about the company can be found on the Internet at www.armstrong.com.